UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 30, 2012

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Mintflower Place, 4th floor		HM 08
8 Par-La-Ville Rd, Hamilton, Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2012, Central European Media Enterprises Ltd. (the “Company”) entered into (i) a Term Loan Facilities Credit Agreement (the “TW Credit Agreement”) with Time Warner Inc. (“TW”), (ii) a Subscription and Equity Commitment Agreement (the “Equity Commitment Agreement”) with Time Warner Media Holdings B.V. (“TW Investor”), (iii) a Letter Agreement (the “Preemptive Rights Letter Agreement”), with TW Investor and RSL Capital LLC (“RSL Investor”), an affiliate of Ronald S. Lauder, RSL Savannah LLC, RSL Investments Corporation and Ronald S. Lauder, (iv) a Subscription Agreement (the “RSL Subscription Agreement”) with Ronald S. Lauder and RSL Investor, (v) a Registration Rights Agreement (the “RSL Registration Rights Agreement”) with Ronald S. Lauder and RSL Investor and (vi) a First Amendment to Investor Rights Agreement (the “Investor Rights Amendment”) with RSL Savannah LLC, RSL Investor, RSL Investments Corporation, Ronald S. Lauder and TW Investor.

TW Credit Agreement

Under the TW Credit Agreement, TW has agreed to loan an aggregate principal amount of up to $300 million to the Company in three tranches (the “TW Loans”), with the amounts the Company can draw upon for each tranche corresponding to the amount of its outstanding 3.50% Senior Convertible Notes due 2013 (the “2013 Notes”), its outstanding Senior Floating Rate Notes due 2014 (the “2014 Notes”) or its outstanding 11.625% Senior Notes due 2016 (the “2016 Notes”), as applicable, validly tendered and accepted for purchase by the Company under cash tenders for certain of the Company’s outstanding indebtedness announced on April 30, 2012.  For the first 180 days after the applicable TW Loan disbursement date, the 2013 Notes tranche will bear the same interest rate as the 2013 Notes (3.5% per annum); the 2014 Notes tranche will bear the same interest rate as the 2014 Notes (Euribor plus 1.625% per annum), and the 2016 Notes tranche will bear the same interest rate as the 2016 Notes (11.625% per annum).  The 2013 Notes tranche, the 2014 Notes tranche and the 2016 Notes tranche will have the same maturity date as the 2013 Notes, the 2014 Notes and the 2016 Notes, respectively.  During this 180-day period, if the Company makes any equity offerings and does not use the net cash proceeds to repay the TW Loans, the interest rates for the TW Loans will increase to 15% per annum for the 2013 Notes tranche, 20% per annum for the 2014 Notes tranche and 20% per annum for the 2016 Notes tranche.  After the 180th day following the borrowing under the applicable tranche, the interest rate on the 2013 Notes tranche will be 9% per annum, the interest rate on the 2014 Notes tranche will be 12% per annum and, the interest rate on the 2016 Notes tranche will be 15% per annum, respectively, for so long as the amount of the TW Loans outstanding is less than or equal to $50 million, and will be 15% per annum for the 2013 Notes tranche, 20% per annum for the 2014 Notes tranche and 20% per annum for the 2016 Notes tranche, respectively, for so long as the amount of the TW Loans outstanding is in excess of $50 million.

Any cash proceeds from the TW Subscription and the RSL Subscription (each as described below) as well as from TW Investor’s purchase of shares of Class A common stock in connection with the exercise of pre-emptive rights to maintain its 40% ownership interest on a diluted basis, if received by the Company prior to completion of the tenders and drawing under the TW Credit Agreement, will reduce the amounts that will be drawn by the Company under the TW Credit Agreement, and if received by the Company after drawing under the TW Credit Agreement, will be applied toward repayment of the TW Loans.

The Company will have the right to prepay the TW Loans without penalty at any time in whole or in part prior to the scheduled maturity of the TW Loans.  Any such prepayments will be applied first against the 2016 Notes tranche, next against the 2014 Notes tranche and finally against the 2013 Notes tranche.  The TW Credit Agreement incorporates by reference certain covenants contained in (i) the indenture among the Company, as Issuer, Central European Media Enterprises N.V. (“CME N.V.”) and CME Media Enterprises B.V. (“CME B.V.”), as Subsidiary Guarantors (the “Subsidiary Guarantors”), The Bank of New York, acting through its London Branch, The Law Debenture Trust Corporation p.l.c., and The Bank of New York (Luxembourg) S.A., dated September 17, 2009; (ii) the indenture among CET 21 spol. s r.o., as Issuer, the Company, CME N.V., CME B.V., CME Slovak Holdings B.V., CME Investments B.V. and MARKÍZA-SLOVAKIA, spol. s r.o., as Guarantors, Citibank, N.A., London Branch, and Citigroup Global Markets Deutschland AG, dated October 21, 2010; and (iii) the secured revolving credit facility among CET 21 spol. s r.o., BNP Paribas S.A., J.P. Morgan plc, Citigroup Global Markets Limited, ING Bank N.V. and Česká Spořitelna, a.s., as mandated lead arrangers and original lenders, BNP Paribas S.A., as agent, BNP Paribas Trust Corporation UK Limited, as security agent, and the Company and certain other parties thereto as original guarantors dated October 21, 2010, as amended.  The events of default in the TW Credit Agreement are substantially similar to those set forth in the foregoing agreements.

The TW Loans, which are unsecured, will be guaranteed by the Subsidiary Guarantors.  The TW Loans will rank pari passu with the claims of the Company’s other unsecured and unsubordinated creditors and the guarantees will be senior, unsecured obligations of the respective Subsidiary Guarantor.  In addition, the TW Credit Agreement will prohibit the Company from using the TW Loans to purchase any notes owned by CME B.V. and restricts the Company’s ability to incur ratio debt under certain of its indentures.  TW’s commitment to provide the TW Loans will terminate 180 days after the signing of the TW Credit Agreement.

Equity Commitment Agreement

Pursuant to the Equity Commitment Agreement, the Company has agreed to issue to TW Investor at a price of $7.51 per share (the “Purchase Price”), the number of shares of Class A common stock such that TW Investor will own a number of shares of Class A common stock that would equal a 40% interest in the Company on a diluted basis (and at least 9.5 million shares) (the “TW Subscription Shares”). “Diluted basis” is calculated based on the Company’s outstanding shares of capital stock, options, warrants and other securities convertible into, or exercisable or exchangeable for, the Company’s equity interests but would not include the shares of Class A common stock into which the Company’s outstanding 2013 Notes and 5.0% Senior Convertible Notes due 2015 are convertible from time to time.  The Purchase Price is equal to the Company’s volume-weighted average closing share price on the Nasdaq Global Select Market for the 20 trading days immediately preceding the signing of the Equity Commitment  Agreement. Based on the number of shares of capital stock, options, warrants and other securities convertible into the Company’s equity interests that are outstanding as of April 30, 2012, approximately 9.5 million shares of Class A common stock would be issued to TW Investor for aggregate proceeds to the Company of approximately $71.3 million.

In addition, under the Equity Commitment Agreement, TW Investor granted to the Company an option to cause TW Investor to purchase, and the Company granted to TW Investor an option to purchase, at the Purchase Price, the number of shares of Class A common stock (the “Option Shares”) that would generate proceeds to repay the then outstanding principal amount under the TW Loans, subject to certain limitations, including restrictions that (i) TW Investor and its affiliates may not acquire any shares that would result in their beneficial ownership exceeding 49.9% of the total outstanding voting securities of the Company (the “Standstill Cap”) and (ii) TW Investor may not acquire any shares that would result TW Investor, along with its “group” (as such terms is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), beneficially owning more than 49.9% of the outstanding number of shares of Class A common stock (the “Group Cap”), provided that, in the case of subclause (ii), the Company will issue to TW Investor one share of preferred stock that would be convertible into the number of shares of Class A common stock that TW Investor was not able to acquire because of the Group Cap when the Group Cap no longer is in effect.

The Company may exercise its option at any time from and after the date of the first drawing of the TW Loans, provided that prior to the 180th day following the date of the first drawing of the TW Loans, the Company’s option may be exercised by the Company only if the proceeds would be sufficient to repay all TW Loans outstanding under the TW Credit Agreement.  TW Investor may exercise its option at any time from and after the earlier to occur of (x) the 180th day after the first drawing of the TW Loans and (y) the 10th business day following the Company’s receipt of net proceeds from equity offerings equal to the maximum amount of proceeds the Company would seek to raise in any equity offerings for cash undertaken in connection with these transactions, as described in the Equity Commitment Agreement.  The total amount of shares of Class A common stock issued under this put option will be such number as is necessary to repay the TW Loans but not more than would result in TW Investor’s ownership interest in the Company exceeding the Standstill Cap or Group Cap.  The Company will have the right to issue such Option Shares to TW Investor at the Purchase Price for a corresponding reduction in the outstanding amount of the TW Loans.

The issuance of the TW Subscription Shares is subject to the satisfaction or waiver of a number of conditions, including the receipt of shareholder approval of the issuance of shares to TW Investor and RSL Investor, the absence of a material adverse change, the effectiveness of an amendment (the “Investor Rights Amendment”) to an Investor Rights Agreement, dated May 18, 2009, by and among TW Investor, RSL Investor, affiliates of RSL Investor and the Company (the “Investor Rights Agreement”), which is described further below.

Pursuant to a registration rights agreement, dated May 18, 2009, between the Company and TW Investor (the “TW Registration Rights Agreement”), TW Investor has the right to demand in any consecutive twelve-month period up to two registrations of equity securities held by TW Investor and its affiliates, including any shares acquired by the TW Investor under the Equity Commitment Agreement (the “TW Shares”) (subject to requesting a minimum amount of equity securities to be registered), the right to request a shelf registration and piggyback registration rights (subject to customary cutbacks). The TW Registration Rights Agreement was previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Preemptive Rights Letter Agreement

Pursuant to the Preemptive Rights Letter Agreement, TW Investor agrees to exercise its preemptive rights to acquire additional shares of Class A common stock of the Company in connection with issuances of Class A common stock by the Company in any equity offerings for cash or in any privately negotiated transactions to repurchase certain indebtedness that we may undertake during the 180-day period following the date of the first drawing of the TW Loans or, if earlier, the repayment of the TW Loans.  Under the Preemptive Rights Letter Agreement, TW Investor can subscribe for shares of Class A common stock at the lesser of the Purchase Price and the offer price in these equity offerings prior to the repayment of the TW Loans.

Voting Agreement

The TW Shares will be subject to the Irrevocable Voting Deed and Corporate Representative Appointment, dated May 18, 2009, by and among the Company, TW Investor and RSL Savannah LLC (the “Voting Agreement”).  Pursuant to the Voting Agreement, TW Investor granted RSL Savannah LLC the right to vote shares of Class A common stock or Class B common stock acquired by TW Investor during the term of the Voting Agreement except with respect to certain transactions that would result in a change of control of the Company.

A description of the Voting Agreement is contained in the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2009.  The Voting Agreement was previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

RSL Subscription Agreement

Pursuant to the RSL Subscription Agreement, the Company has agreed to issue to RSL Investor 2,000,000 shares of Class A common stock (the “RSL Subscription Shares”) at the Purchase Price for aggregate proceeds of approximately $15.0 million.

The issuance of the RSL Subscription Shares is subject to the satisfaction or waiver of a number of conditions, including the receipt of shareholder approval of the issuance of shares to TW Investor and RSL Investor, the absence of a material adverse change, the issuance of the TW Subscription Shares and the effectiveness of the RSL Registration Rights Agreement and Investor Rights Amendment.

RSL Registration Rights Agreement

Pursuant to the RSL Registration Rights Agreement, upon the issuance of the RSL Subscription Shares, RSL Investor will receive the right to demand, in any consecutive twelve-month period, up to two registrations of certain equity securities held by the RSL Investor and its affiliates (subject to requesting a minimum amount of equity securities to be registered), the right to request a shelf registration, and piggyback registration rights (subject to customary cutbacks).

Investor Rights Amendment

At the time of closing of the sale of the TW Subscription Shares and the RSL Subscription Shares, the Company, TW Investor and RSL Investor (together with certain of RSL Investor’s affiliates) will enter in the Investor Rights Amendment, which amends the Investor Rights Agreement to: (i) prevent the Company from issuing any equity securities other than Class A common stock, options, warrants, restricted stock units and other similar securities convertible into or exercisable for Class A common stock under options plans, (ii) prevent the Company from issuing any indebtedness, or amending the terms of any existing indebtedness, pursuant to which the having or acquiring of beneficial ownership of any amount or percentage of securities of the Company by TW Investor would result in a breach, default, fundamental change, change of control, triggering of special rights, acceleration or any similar event, (iii) add RSL Investor as a party to the Investor Rights Agreement and grant the RSL Investor the right to purchase shares to maintain a 4.7% pro rata interest in the Company in connection with Class A common stock offerings for cash we may undertake during the period ending 180 days after the date of the first drawing of the TW Loans, (iv) until the conclusion of the first annual general meeting of the Company following the termination of the Voting Agreement, have the Company agree to nominate two Board nominees designated by TW Investor and (v) require the RSL Investor and TW Investor to convert all shares of Class B common stock held by them and their affiliates into shares of Class A common stock on a one-to-one basis at the time the subscription shares are issued to TW Investor.

A description of the Investor Rights Agreement is contained in the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2009.  The Investor Rights Agreement was previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the subheading “TW Credit Agreement” is incorporated herein by reference.

Item 3.02	Unregistered Sale of Securities

On the  date of the closing and issuance of the RSL Subscription Shares, the Company will issue to RSL Investor 2,000,000 shares of Class A common stock, at a price of $7.51 per share, for aggregate proceeds to the Company of approximately $15.0 million.  On the date of the closing and issuance of the TW Subscription Shares, the Company will also issue to TW Investor the number of shares of Class A common stock that would result in TW Investor owning 40% of the Company on a diluted basis, and at least 9,500,000 shares of Class A common stock.  Based on the number of shares of common stock and other relevant equity interests convertible into, or exercisable or exchangeable for, the Company’s equity interests that are outstanding as of April 30, 2012, approximately 9.5 million shares of Class A common stock would be issued to TW Investor for aggregate proceeds to the Company of approximately $71.3 million.  However, because the calculation of diluted basis takes into account outstanding shares of capital stock, options, warrants and other securities convertible into, the Company’s equity interests, such amounts may change depending on our outstanding capitalization on the Closing Date.

The Company is relying on exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended based on (i) representations to the Company made by TW Investor and RSL Investor that each is an accredited investor and that the TW Shares and RSL Shares are being acquired for investment and (ii) the fact that TW Investor and RSL Investor were the only persons offered the Company’s Class A common stock.

Item 7.01	Regulation FD Disclosure

On April 30, 2012, the Company issued a press release announcing the entry into the agreements described in Item 1.01 of this Current Report on Form 8-K.  The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

In addition, on April 30, 2012, the Company issued a press release announcing the commencement of a cash tender offer for any and all outstanding 2013 Notes and a press release announcing the commencement of cash tender offers for up to the Euro equivalent of $170.0 million aggregate principal amount of the outstanding 2014 Notes and 2016 Notes.  The press releases are respectively filed as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 4.1	Registration Rights Agreement, by and among Ronald S. Lauder, RSL Investor and the Company, dated as of April 30, 2012

Exhibit 10.1	Term Loan Facilities Credit Agreement, by and between TW and the Company, dated as of April 30, 2012

Exhibit 10.2	Subscription and Equity Commitment Agreement, by and between TW Investor and the Company, dated as of April 30, 2012

Exhibit 10.3	Letter Agreement, by and among TW Investor, the Company, RSL Savannah LLC, RSL Capital LLC, RSL Investments Corporation and Ronald S. Lauder, dated as of April 30, 2012

Exhibit 10.4	Subscription Agreement, by and among Ronald S. Lauder, RSL Investor and the Company, dated as of April 30, 2012

Exhibit 10.5	First Amendment to the Investor Rights Agreement, by and among the Company, Ronald S. Lauder, RSL Savannah LLC, RSL Investor, RSL Investments Corporation and TW Investor, dated as of April 30, 2012

Exhibit 99.1	Press Release dated April 30, 2012 announcing the transactions among the Company, TW Investor and RSL Investor

Exhibit 99.2	Press Release dated April 30, 2012 announcing the commencement of a cash tender offer for 2013 Notes

Exhibit 99.3	Press Release dated April 30, 2012 announcing the commencement of cash tender offers for 2014 Notes and 2016 Notes

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
Date: April 30, 2012	/s/ David Sach
David Sach
Chief Financial Officer